Exhibit 99.1

777 Post Oak Blvd, Suite 500
CONTACT:	William George	Houston, Texas 77056
	Chief Financial Officer	713-830-9600
	(713) 830-9600	Fax: 713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA ACQUIRES MECHANICAL CONTRACTOR

Houston, TX – February 28, 2008 – Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced that it has agreed to acquire Riddleberger Brothers, Inc.  (“Riddleberger”), a full service commercial HVAC company based in Mt. Crawford, Virginia.  Riddleberger had 2007 revenues of approximately $65 million, and if Riddleberger had been part of Comfort Systems in 2007 we believe it would have contributed earnings before interest, taxes, depreciation and amortization of at least $7 million.

Bill Murdy noted, “We are very pleased to bring Riddleberger into the Comfort Systems USA family of companies.  Riddleberger has a long and storied history, and brings with it an outstanding reputation for construction and service excellence in the Shenandoah Valley area of Virginia.  Given their top-notch workforce and their excellent team culture, we fully expect Riddleberger to continue its rich tradition of technical excellence and solid financial performance.”

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 65 locations in 53 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the current plans and expectations of Comfort Systems USA, Inc. and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.  Important factors that could cause actual results to differ include, among others, national or regional weakness in non-residential construction activity, difficulty in obtaining or increased costs associated with bonding, shortages of labor and specialty building materials, the use of incorrect estimates for bidding a fixed price contract, undertaking contractual commitments that exceed our labor resources, retention of key management, the Company’s backlog failing to translate into actual revenue or profits, errors in the Company’s percentage of completion method of accounting, the result of competition in the Company’s markets, seasonal fluctuations in the demand for HVAC systems, the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance, adverse litigation results and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission.  Important factors that could cause actual results to differ are discussed under “Item 1A. Company Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.  These forward-looking statements speak only as of the date of this release.  Comfort Systems USA, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Comfort Systems USA, Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.